EXHIBIT 99

  FOR IMMEDIATE RELEASE                        Contact:  Mr. Charles R. Ofner
                                                               (713) 496-5000

        June 4, 1996,  Houston,  Texas.....Reading & Bates Corporation  (RB-
  NYSE) announced today that it was suspending its efforts to acquire Transocean ASA.

        Paul Loyd, Jr., the Company's Chairman and CEO said, "Our guiding principle has always been to pursue a business combination with Transocean only if it could be done on terms that were clearly beneficial to Reading & Bates' stockholders. We have reviewed Sonat Offshore's latest revised proposal and do not believe it is in the best interests of Reading & Bates' stockholders either to increase our proposal or to add a collar mechanism, which we believe presents an unacceptable risk of dilution to our stockholders. Further, we believe that an 80% stock and 20% cash offer, when combined with the obligation to offer 100% cash to the non-tendering Transocean stockholders, results in a debt level for the combined entity which would be unacceptable to Reading & Bates.

        Mr. Loyd continued, "Reading & Bates has a number of key growth opportunities in the near term, including possible asset additions to our drilling and floating production businesses, as well as new business opportunities, one of which we believe to be imminent, and we must consider the potential impact of those opportunities on Reading & Bates in determining whether to proceed in our efforts towards a combination with Transocean. Under the current circumstances, we believe the other alternatives available to the Company are likely to be more attractive to Reading & Bates and its stockholders than the continued pursuit of a possible business combination with Transocean."

        Mr. Loyd closed his statement by adding, "We have spent considerable time and effort in order to be in a position to present our proposal directly to the stockholders of Transocean without undue delay, including preparation of the necessary regulatory filings. We will continue to monitor the situation and will be in a position to reenter the process promptly if we believe we can do so on terms and conditions beneficial to Reading & Bates stockholders."

        Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

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